Exhibit 10.1

Execution Version

To:	Silicon Laboratories Inc.
400 West Cesar Chavez
Austin, TX 78701

From:	Goldman Sachs & Co. LLC
200 West Street
New York, NY 10282-2198

Re:	Accelerated Stock Repurchases

This confirmation (this “Confirmation”), dated October 27, 2021, is intended to set forth certain terms and provisions of the Transaction (each, a “Transaction”) entered into between Goldman Sachs & Co. LLC (“Dealer”) and Silicon Laboratories Inc. (“Counterparty”). The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall supplement, form a part of, and be subject to this Confirmation. This Confirmation and the Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. This Confirmation evidences a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Confirmation supplements, forms a part of, and is subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed the Agreement on the date of this Confirmation (but without any Schedule), subject to New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law.

The Transaction shall be the sole transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement , the Transaction shall not constitute a “Transaction” or “Specified Transaction” as defined in any such existing or deemed to be existing ISDA Master Agreement, and the occurrence of an Event of Default, Termination Event or other event under this Transaction shall not, by itself, give rise to any right or obligation under any other ISDA Master Agreement or other agreement or deemed agreement.

All provisions contained or incorporated by reference in the Agreement shall govern this Confirmation except as expressly modified herein or in the Supplemental Confirmation.

If, in relation to any Transaction to which this Confirmation relates, there is any inconsistency between the Agreement, this Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Confirmation; (iii) the Agreement and (iv) the Equity Definitions.

1.            Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation, shall govern the Transaction.

General Terms:

Trade Date:	As set forth in the related Supplemental Confirmation.

Buyer:	Counterparty.

Seller:	Dealer.

Shares:	Common stock, par value $0.01 per share, of Counterparty (Ticker: SLAB).

Exchange:	Nasdaq Global Select Market

Related Exchange(s):	All Exchanges.

Prepayment\Variable
Obligation:	Applicable.

Prepayment Amount:	As set forth in the Supplemental Confirmation.

Prepayment Date:	As set forth in the Supplemental Confirmation.

Valuation:

VWAP Price:	For any Exchange Business Day, a price per Share equal to the 10b-18 volume weighted average price per Share for the regular trading session (including any extensions thereof) of the Exchange on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as reported by Bloomberg L.P. or its successor at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “SLAB <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is, in the Calculation Agent’s reasonable discretion and in good faith, clearly erroneous, such VWAP Price shall be as reasonably determined by the Calculation Agent in good faith and in a commercially reasonable manner. For purposes of calculating the VWAP Price, the Calculation Agent will include only those trades that are reported during the period of time during which Counterparty could purchase its own shares under Rule 10b-18(b)(2) and are effected pursuant to the conditions of Rule 10b-18(b)(3), each under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (such trades, “Rule 10b-18 eligible transactions”).

Forward Price:	The arithmetic mean (not a weighted average) of the VWAP Prices for the Calculation Dates in the Calculation Period, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	As set forth in the Supplemental Confirmation.

Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.

Calculation Period Start Date:	As set forth in the Supplemental Confirmation.

Termination Date:	The Scheduled Termination Date; provided that Dealer shall have the right to designate any Calculation Date on or after the First Acceleration Date to be the Termination Date (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 8:00 p.m. New York City time on the Exchange Business Day immediately following the designated Accelerated Termination Date (the “Accelerated Termination Notice Date”).

Calculation Dates:	As set forth in the Supplemental Confirmation.

Scheduled Termination Date:	As set forth in the Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below

First Acceleration Date:	For each Transaction, as set forth in the Supplemental Confirmation

Valuation Disruption:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) on a Scheduled Trading Day that is a Calculation Date for such Transaction, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date to the next Calculation Date, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period by up to one Calculation Date for each Disrupted Day. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended, and the weighting of the VWAP Price for the relevant Calculation Dates during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on the duration of any Market Disruption Event and the volume, historical volatility and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs on a Scheduled Trading Day scheduled to be a Calculation Date during the Calculation Period or the Settlement Valuation Period, as the case may be, and each of the eight immediately following Calculation Dates is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such eighth scheduled Calculation Date to be an Exchange Business Day that is not a Disrupted Day and determine the VWAP Price for such eighth scheduled Calculation Date using its good faith and commercially reasonable estimate of the value of the Shares on such eighth scheduled Calculation Date based on the volume, historical volatility and price of the Shares.

The Calculation Agent shall notify the parties of the occurrence of any Disrupted Day as promptly as practicable, and shall use good faith efforts to notify the parties of any determination pursuant to these Valuation Disruption provisions no later than the Exchange Business Day immediately following the last consecutive affected Calculation Date.

Settlement Terms:

Settlement Procedures:	If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Counterparty under any Transaction. If the Number of Shares to be Delivered is negative, then the Counterparty Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (x)(a) the Prepayment Amount divided by (b) the Divisor Amount minus (y) the number of Initial Shares.

Divisor Amount:	The greater of (i) the Forward Price minus the Forward Price Adjustment Amount and (ii) $1.00.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	If the Number of Shares to be Delivered is positive, the date that is one Settlement Cycle immediately following the Termination Date; provided that with respect to any Accelerated Termination Date, the date shall be the date that falls one Settlement Cycle following the Accelerated Termination Notice Date.

Settlement Currency:	USD.

Initial Share Delivery:	Dealer shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	As set forth in the Supplemental Confirmation.

Initial Shares:	As set forth in the Supplemental Confirmation.

Share Adjustments:

Potential Adjustment Event:

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, none of the following shall constitute a Potential Adjustment Event: (i) the issuance of stock options, performance stock units or restricted stock units in or relating to the Shares to directors, officers, consultants and employees of Counterparty consistent with past practice or as otherwise publicly disclosed prior to the Trade Date in reports filed with the Securities and Exchange Commission (the “SEC”), (ii) the issuance of Shares in connection with any dividend reinvestment program of Counterparty disclosed in reports filed with the SEC, (iii) an Extraordinary Dividend, (iv) this Transaction, and (v) any Permitted OMR Transaction or Permitted Purchases (each as defined below).

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for the Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of any such Transaction as necessary to account for the economic effect on any Transaction of such postponement.

Extraordinary Dividend:	For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Scheduled Ex-Dividend Dates:	As set forth in the Supplemental Confirmation.

Additional Termination Event(s):	Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with such terminated Transaction (or portion thereof) being the Affected Transaction and Counterparty being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.

The declaration by the Issuer of:

(i) any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period, and/or

(ii)  any Dividend that is not an Extraordinary Dividend, if the ex-dividend date for such Dividend for any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period will be prior to the Scheduled Ex-Dividend Date for such calendar quarter, shall in each case constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transactions as the Affected Transaction.

Ordinary Dividend Amount:	As set forth in the Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment.

Agreement Regarding Dividends:	Notwithstanding any other provision of this Confirmation, the Definitions or the Agreement to the contrary, in calculating any adjustment pursuant to Article 11 of the Equity Definitions or any amount payable in respect of any termination or cancellation of the Transaction pursuant to Article 12 of the Equity Definitions or Section 6 of the Agreement, the Calculation Agent shall not take into account changes to any dividends since the Trade Date. For the avoidance of doubt, if an Early Termination Date occurs in respect of the Transaction, the amount payable pursuant to Section 6 of the Agreement in respect of such Early Termination Date shall be determined without regard to the difference between actual dividends declared (including Extraordinary Dividends) and expected dividends as of the Trade Date.

Scheduled Ex-Dividend Dates:	As set forth in the Supplemental Confirmation.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Cancellation and Payment.

(c) Share-for-Combined:	Component Adjustment.

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “25%.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment.

(b) Share-for-Other:	Modified Calculation Agent Adjustment.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment.

Nationalization, Insolvency or Delisting:	Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

Failure to Deliver:	Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:	Not Applicable.

Increased Cost of Hedging:	Not Applicable.

Loss of Stock Borrow:	Applicable.

Maximum Stock Loan Rate:	200 basis points per annum.

Increased Cost of Stock Borrow:	Applicable.

Initial Stock Loan Rate:	50 basis points per annum.

Hedging Party:	Dealer or an affiliate of Dealer that is involved in the hedging of the Transaction for all applicable Additional Disruption Events; provided that when making any determination or calculation as “Hedging Party,” Dealer shall act in good faith and in a commercially reasonable manner and shall promptly provide Counterparty with a written explanation describing in reasonable detail any determination or calculation made by it (including any quotations, market data or information from internal sources used in making such determinations, but without disclosing its proprietary models or other information that it determines in good faith is likely to be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information).

Determining Party:	Dealer for all applicable Extraordinary Events and Additional Disruption Events; provided that when making any determination or calculation as “Determining Party,” Dealer shall act in good faith and in a commercially reasonable manner and shall promptly provide Counterparty with a written explanation describing in reasonable detail any determination or calculation made by it (including any quotations, market data or information from internal sources used in making such determinations, but without disclosing its proprietary models or other information that it determines in good faith is likely to be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information).

Non-Reliance/Agreements and Acknowledgments Regarding Hedging Activities/Additional Acknowledgments:	Applicable.

Transfer:	Notwithstanding anything to the contrary in the Agreement, Dealer may assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole but not in part, to an Affiliate of Dealer without the consent of Counterparty if each of the Transfer Conditions is satisfied. “Transfer Conditions” means (1) such Affiliate of Dealer (A) has a long-term issuer rating by a nationally recognized credit rating agency that is equal to or better than Dealer’s rating at the time of such transfer (the “Rating Condition”) or (B) the obligations of such Affiliate will be guaranteed, pursuant to the terms of a customary guarantee used generally for similar transactions, by an entity meeting the Rating Condition or by Dealer or Dealer’s ultimate parent entity; (2) the transferee agrees in writing with Dealer and Counterparty to be bound by the terms of this Confirmation with respect to the transferred obligations; (3) at the time of such transfer, Counterparty would not, as a result of such assignment or transfer, reasonably be expected at any time either (A) to be required to pay to Dealer or such transferee an amount in respect of an Indemnifiable Tax greater than the amount Counterparty would have been required to pay to Dealer in the absence of such transfer or (B) to receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax as to which no additional amount is required to be paid; (4) no Event of Default where Dealer is the Defaulting Party or Termination Event where Dealer is the sole Affected Party has occurred and is continuing at the time of the transfer, and no Event of Default or Termination Event will occur with respect to Counterparty, Dealer or the transferee as a result of such transfer; (5) if to a transferee incorporated or organized in a jurisdiction other than the United States or United Kingdom, at the time of such transfer, after giving effect thereto, Counterparty is not reasonably expected to become subject to a material adverse legal or regulatory consequence as a result of such transfer to which it would not otherwise have been subject absent such transfer; (6) Counterparty shall incur no additional or increased costs as a result of such transfer (except the same that shall be reimbursed by Dealer and/or such transferee); and (7) Dealer shall have provided prompt written notice to Counterparty of such transfer.

Dealer Payment Instructions:	Chase Manhattan Bank New York
For A/C Goldman Sachs & Co. LLC
A/C #930-1-011483
ABA #: 021-000021

Counterparty’s Contact Details for Purpose of Giving Notice:	Silicon Laboratories Inc.
400 West Cesar Chavez
Austin, Texas 78701
Attention: Saie-Yau Hui, Treasurer
Telephone No.: 512-532-5304
Facsimile No.: 512-428-1550
Email: Treasury@silabs.com

Dealer’s Contact Details for Purpose of Giving Notice:	Goldman Sachs & Co. LLC
200 West Street
New York, NY 10282-2198
Attention: Michael Voris, Equity Capital Markets
Telephone No.: 212-902-4895
Facsimile No.: 212-291-5027
Email: Michael.Voris@ny.ibd.email.gs.com

With a copy to:
Attention: Blair Seideman, Equity Capital Markets
Telephone: 212-902-0923
Email: Blair.Seideman@ny.ibd.email.gs.com
And email notification to the following address:
Eq-derivs-notifications@am.ibd.gs.com

2.            Calculation Agent. Dealer provided that following the occurrence of an Event of Default under Section 5(a)(vii) of the Agreement with respect to Dealer, Counterparty shall have the right to designate a leading independent dealer in equity derivatives as the substitute Calculation Agent for so long as such Event of Default is continuing. Whenever the Calculation Agent is called upon to make a determination, calculation or adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such determination, calculation or adjustment assuming that such dealer maintains a commercially reasonable Hedge Position in respect of the Transaction. Following any adjustment, determination or calculation by the Calculation Agent or the Determining Party hereunder, upon a request by Counterparty (which may be by email), the Calculation Agent or Determining Party, as the case may be, will provide to Counterparty by email to the email address provided by Counterparty within three (3) Exchange Business Days following receipt of such request, a report (in a commonly used file format for the storage and manipulation of financial data but without disclosing any proprietary models of the Calculation Agent or other information that it determines in good faith is or is likely to be proprietary or subject to contractual, legal or regulatory obligations not to disclose such information) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be, including any assumptions used in making such adjustment, determination or calculation. Whenever the Calculation Agent is required or permitted to exercise discretion in any way, it will do so in good faith and in a commercially reasonable manner.

3.            Additional Mutual Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(a)            Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(b)            Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Confirmation, the Securities Act and state securities laws.

4.            Additional Representations, Warranties and Covenants of Dealer. In addition to the representations, warranties and covenants in the Agreement, Dealer represents, warrants and covenants to Counterparty that:

(a)            Material Nonpublic Information. Dealer hereby represents and covenants to Counterparty that it has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to prevent individuals making investment decisions related to any Transaction from having access to material nonpublic information regarding Issuer that may be in possession of other individuals at Dealer.

(b)            Rule 10b-18. With respect to purchases of Shares by Dealer in connection with any Transaction during the Calculation Period for such Transaction (other than any purchases made by Dealer in connection with dynamic hedge adjustments of Dealer’s exposure to any Transaction as a result of any equity optionality contained in such Transaction, including, for the avoidance of doubt, timing optionality), Dealer will use good faith, commercially reasonable efforts to effect such purchases (i) only on the Calculation Dates and (ii) in a manner so that, if such purchases were made by Counterparty, they would meet the requirements of Rule 10b-18(b)(2), (3) and (4), and effect calculations in respect thereof, taking into account any applicable Securities and Exchange Commission no-action letters as appropriate and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control. Notwithstanding the foregoing, Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Counterparty or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).

5.            Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to Dealer that:

(a)            As of the date hereof and on the Trade Date, it is not entering into such Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares, (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).

(b)            Each transaction contemplated by this Confirmation is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program.

(c)            Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.

(d)            The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 5 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 6 below; “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).

(e)            As of the Trade Date and the Prepayment Date for each Transaction, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).

(f)            Counterparty is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(g)            Counterparty has not and will not enter into agreements similar to the Transactions described herein where the relevant calculation or valuation dates in any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will coincide at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with the Calculation Dates in any Relevant Period or, if applicable, any Settlement Valuation Period under this Confirmation. In the event that any relevant calculation or valuation dates in any initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction coincides with any Calculation Dates in any Relevant Period or, if applicable, Settlement Valuation Period under this Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above, Counterparty shall promptly amend such transaction to avoid any such overlap. For the avoidance of doubt, nothing in this Section 5(g) shall prohibit or apply to the Permitted Purchases (as defined below).

6.            Regulatory Disruption. In the event that Dealer concludes, in its good faith, commercially reasonable discretion based on the advice of counsel, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer (provided that any such requirements, policies or procedures are generally applicable to transactions of this nature and related to compliance with applicable laws for Dealer and applied hereto in a non-discriminatory manner and in a consistent manner to similarly affected transactions generally)), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days in order to establish, maintain or unwind commercially reasonable Hedge Positions during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days; provided that if such deemed Market Disruption Event is deemed to have occurred solely in response to such related policies or procedures, such Scheduled Trading Day or Days will each be a Disrupted Day in full. Dealer shall promptly notify Counterparty upon exercising its rights pursuant to this provision and shall subsequently notify Counterparty in writing on the Scheduled Trading Day Dealer reasonably believes in good faith and upon the advice of counsel that it may resume its market activity.

7.            10b5-1 Plan. Counterparty represents, warrants and covenants to Dealer that:

(a)            Counterparty is entering into this Confirmation and each transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. For the avoidance of doubt, any Permitted OMR Transactions (as defined below) shall not fall within the ambit of the previous sentence. Counterparty acknowledges that it is the intent of the parties that the Transaction complies with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each transaction entered into under this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)            Counterparty will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Confirmation, including, without limitation, Dealer’s decision to enter into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Confirmation and the Supplemental Confirmation under Rule 10b5-1.

(c)            Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation or the Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

8.            Counterparty Purchases. Counterparty (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Dealer, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) on any Calculation Date during any Relevant Period or, if applicable, Settlement Valuation Period, except through Dealer or pursuant to the Permitted OMR Transactions.

Notwithstanding the immediately preceding paragraph or anything herein to the contrary, Counterparty may purchase Shares pursuant to any Rule 10b5-1 or Rule 10b-18 repurchase plan entered into with Dealer or an Affiliate of Dealer, so long as, on any Exchange Business Day, purchases under all Permitted OMR Transactions do not in the aggregate exceed the Designated OMR Threshold specified in the Supplemental Confirmation for such Transaction on such Calculation Date (a “Permitted OMR Transaction”). In addition, the preceding paragraph shall not limit (w) Counterparty’s purchases of Shares that do not constitute “Rule 10b-18 purchases” under subparagraphs (ii) or (iii) of Rule 10b-18(a)(13), (x) Counterparty’s purchases of Shares pursuant to employee incentive plans in connection with related equity transactions, or the granting of Shares or options to “affiliated purchasers” (as defined in Rule 10b-18) or the ability of such affiliated purchasers to acquire such Shares or options, in connection with the Counterparty’s compensation policies for directors, officers and employees, (y) withholding of Shares to cover amounts payable (including tax liabilities and/or payment of exercise price) in respect of the exercise of employee stock options or the vesting of restricted stock or stock units and (z) privately negotiated (off-market) transactions by Counterparty, not involving any derivative instrument, to purchase Shares from existing holders of Shares in transactions that do not result in, or relate to, purchases of Shares in the public market by such existing holders in connection with such transactions. Purchases of Shares that are permitted by this paragraph are referred to herein as the “Permitted Purchases”).

9.            Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)            Counterparty agrees that it:

(i)            will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or, to the extent within its control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Public Announcement”) unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares, except to the extent required by any law, rule or regulation applicable to Counterparty;

(ii)            shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Public Announcement that such Public Announcement has been made; and

(iii)            shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of such Public Announcement that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement. Such written notice shall be deemed to be a certification by Counterparty to Dealer that such information is true and correct. In addition, Counterparty shall promptly notify Dealer of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders.

(b)           Counterparty acknowledges that a Public Announcement may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that in making any Public Announcement, it must comply with the standards set forth in Section 7 above.

(c)            Upon the occurrence of any Public Announcement (whether made by Counterparty or a third party), Dealer in its commercially reasonable discretion may (i) make commercially reasonable adjustments to the terms of any Transaction to account for the economic effect on the Transaction of such Merger Transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period and/or any Settlement Valuation Period, (such adjustments to be limited to account for changes in the price of the Shares and volatility, stock loan rate and liquidity relevant to the Shares or to such Transaction) or (ii) if Dealer determines that no adjustment that it could make under clause (i) would produce a commercially reasonable result, treat the occurrence of such Public Announcement a Share-for-Other Merger Event with the Cancellation Amount determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as referred to in Rule 10b-18(a)(13)(iv) under the Exchange Act (after giving effect to the exclusions from such reference in clause (A) of Rule 10b-18(a)(13)(iv)).

10.           Special Provisions for Acquisition Transaction Announcements. (a) If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date, then the Calculation Agent shall make such adjustments in a commercially reasonable manner, to the exercise, settlement, payment or any other terms as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent deems appropriate (without duplication), to account for the economic effect on such Transaction of such Acquisition Transaction Announcement.

(b)           “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction by Counterparty or any of its subsidiaries that is reasonably likely to be completed (provided that for such purposes, in determining whether such transaction or event is reasonably likely to be completed, the Calculation Agent shall take into account the effect of such announcement on the market price of the Shares or options on the Shares and, if such effect is material, shall deem such transaction or event to be reasonably likely to be completed), (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement or a letter of intent designed to result in an Acquisition Transaction, by Counterparty or any of its subsidiaries or any other party that is a party to such agreement or letter of intent, (iii) the announcement by Counterparty of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that include, an Acquisition Transaction, (iv) any other announcement by Counterparty or any of its subsidiaries that in the reasonable judgment of the Calculation Agent is reasonably likely to result in an Acquisition Transaction (provided that for such purposes, in determining whether such transaction or event is reasonably likely to be completed, the Calculation Agent shall take into account the effect of such announcement on the market price of the Shares or options on the Shares and, if such effect is material, shall deem such transaction or event to be reasonably likely to be completed) or (v) any announcement of any material change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention).

(c)           “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “35%” and to “50%” by “65%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 35% of the market capitalization of Counterparty.

11.           Acknowledgments.

(a)           The parties hereto intend for:

(i)            the Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)            the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)           a party’s right to liquidate, terminate or accelerate the Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of the Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)          all payments for, under or in connection with the Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)           Counterparty acknowledges that:

(i)            during the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)           Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)          Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)          any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)           each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

(c)            Counterparty:

(i)             is an “institutional account” as defined in FINRA Rule 4512(c);

(ii)            is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, unless it has otherwise notified Dealer in writing; and

(iii)           will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 10(c) ceases to be true.

12.           Credit Support Documents. The parties hereto acknowledge that the Transaction is not secured by any collateral that would otherwise secure the obligations of Counterparty herein or pursuant to the Agreement.

13.           No Set-off. Obligations under the Agreement shall not be subject to any Set-off by either party against any obligations of the other party or of that other party’s affiliates. “Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the relevant payer of an amount is entitled or subject (whether arising under the Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer

14.           Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

15.           Early Termination. In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) an Announcement Event, Merger Event or Tender Offer that is within Counterparty’s control; or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which the Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event of events outside Counterparty’s control) if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Counterparty may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for Dealer to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent in a commercially reasonable manner (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including the market price of the Shares or Alternative Delivery Property on the date of early termination and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Property on any Calculation Date in a commercially reasonable manner to fulfill its delivery obligations under this Section 15); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may make such election only if Counterparty represents and warrants to Dealer in writing on the date it notifies Dealer of such election that, as of such date, Counterparty is not aware of any material non-public information concerning the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If such delivery is made by Counterparty, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Counterparty.

16.           Maximum Share Delivery. Notwithstanding anything to the contrary in this Confirmation, in no event shall Dealer be required to deliver any Shares in excess of the Maximum Number of Shares.

17.           Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation, then an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction to which such Supplemental Confirmation relates as the Affected Transaction will automatically occur without any notice or action by Dealer or Counterparty if, on three consecutive Exchange Business Days, the price of the Shares on the Exchange at any time during the regular trading session (including any extensions thereof) of the Exchange (without regard to pre-open or after hours trading outside of such regular trading session for each such Exchange Business Day) falls below such Termination Price, and the Exchange Business Day following such third consecutive Exchange Business Day will be the “Early Termination Date” for purposes of the Agreement.

18.           Delivery of Cash. For the avoidance of doubt, nothing in this Confirmation shall be interpreted as requiring Counterparty to deliver cash in respect of the settlement of the Transactions contemplated by this Confirmation following payment by Counterparty of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Counterparty so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).

19.           Claim in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy.

20.           Tax.

(a)           The parties agree that “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any tax imposed or collected pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any tax imposed on amounts treated as dividends from sources within the United States under Section 871(m) of the Code (or the United States Treasury Regulations or other guidance issued thereunder). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(b)           Each party agrees to deliver to the other party one duly executed and completed United States Internal Revenue Service Form W-9, W-8BEN-E or W-8ECI upon execution and delivery of this Agreement; promptly upon reasonable demand by the other party; and promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

21.           Governing Law; Jurisdiction.

(a)           The Agreement, this Confirmation, the Supplemental Confirmation and all matters arising in connection with the Agreement, this Confirmation and the Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).

(b)           Each party hereby irrevocably and unconditionally submits for itself and its property in any suit, legal action or proceeding relating to this Agreement and/or any Transaction, or for recognition and enforcement of any judgment in respect thereof, (each, “Proceedings”) to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof. Nothing in this Confirmation, any Supplemental Confirmation or this Agreement precludes either party from bringing Proceedings in any other jurisdiction if (A) the courts of the State of New York or the United States of America for the Southern District of New York lacks jurisdiction over the parties or the subject matter of the Proceedings or declines to accept the Proceedings on the grounds of lacking such jurisdiction; (B) the Proceedings are commenced by a party for the purpose of enforcing against the other party’s property, assets or estate any decision or judgment rendered by any court in which Proceedings may be brought as provided hereunder; (C) the Proceedings are commenced to appeal any such court’s decision or judgment to any higher court with competent appellate jurisdiction over that court’s decisions or judgments if that higher court is located outside the State of New York or Borough of Manhattan, such as a federal court of appeals or the U.S. Supreme Court; or (D) any suit, action or proceeding has been commenced in another jurisdiction by or against the other party or against its property, assets or estate and, in order to exercise or protect its rights, interests or remedies under this Agreement, this Confirmation or any Supplemental Confirmation the party (1) joins, files a claim, or takes any other action, in any such suit, action or proceeding or (2) otherwise commences any Proceeding in that other jurisdiction as the result of that other suit, action or proceeding having commenced in that other jurisdiction.

22.           Offices.

(a)           The Office of Dealer is: New York, New York.

(b)           The Office of Counterparty is: Austin, Texas.

23.           General Obligations Law of New York. With respect to each Transaction, (i) this Confirmation, together with the Supplemental Confirmation, is a “qualified financial contract”, as such term is defined in Section 5-701(b)(2) of the General Obligations Law of New York (the “General Obligations Law”); and (ii) this Confirmation, together with the Supplemental Confirmation, constitutes a prior “written contract” as set forth in Section 5-701(b)(1)(b) of the General Obligations Law, and each party hereto intends and agrees to be bound by this Confirmation and the Supplemental Confirmation.

24.           Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS CONFIRMATION, THE SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS CONFIRMATION AND ANY SUPPLEMENTAL CONFIRMATION AND THE TRANSACTIONS HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

25.           Counterparts. This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

26.           Confidentiality. The parties agree not to issue or release any press release, articles, advertising, publicity or other matter relating to this Transaction or mentioning or implying the name of the parties hereto or the subject matter hereof, except as may be required by law, generally accepted accounting principles applicable to such party or as otherwise agreed to by the parties, and, in the latter case, only after providing the other party with an opportunity to review and comment thereon. Notwithstanding the foregoing, effective from the date of commencement of discussions concerning the Transaction, Dealer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all material documentation of any kind (including opinions or other tax analyses) that are provided to Dealer relating to such tax treatment and tax structure. The foregoing does not constitute an authorization to disclose the identity of any existing or future party to the Transaction or their representatives or, except relating to any disclosure of the tax structure or tax treatment, any specific pricing terms or commercial or financial information.

27.           ISDA 2018 U.S. Resolution Stay Protocol. Both parties hereto have adhered to the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. QFC Protocol”), and accordingly agree that the terms of the ISDA U.S. QFC Protocol shall be incorporated into and form a part of this Agreement. For purposes of incorporating the ISDA U.S. QFC Protocol, each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” (as such terms are defined therein) applicable to it under the ISDA U.S. QFC Protocol and this Agreement shall be deemed to be a “Protocol Covered Agreement” (as defined therein).

28.            CARES Act. Counterparty represents and warrants that it and any of its subsidiaries has not applied, and shall not, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that Counterparty comply with any requirement not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that Counterparty has not, as of the date specified in the condition, made a capital distribution or will not make a capital distribution, or (ii) where the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided, that Counterparty or any of its subsidiaries may apply for Restricted Financial Assistance if Counterparty either (a) determines based on the advice of outside counsel of national standing that the terms of the Transaction would not cause Counterparty or any of its subsidiaries to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to any particular Transaction to which this Confirmation relates, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

Goldman Sachs & Co. LLC

By:	/s/ Mike Voris
Authorized Signatory

Agreed and Accepted By:

SILICON LABORATORIES INC.

By:	/s/ John Hollister
Name: John Hollister
Title: Senior Vice President & Chief Financial Officer

[signature page to the Confirmation]

Schedule A

SUPPLEMENTAL CONFIRMATION

To:	Silicon Laboratories Inc.
400 West Cesar Chavez
Austin, TX 78701

From:	Goldman Sachs & Co. LLC

Subject:	Accelerated Stock Repurchases

Ref. No:	[Insert Reference No.]

Date:	October 27, 2021

1.            This Supplemental Confirmation supplements, forms part of, and is subject to the Confirmation dated October 27, 2021 (the “Confirmation”) between Silicon Laboratories Inc. and Goldman Sachs & Co. LLC, as amended and supplemented from time to time. All provisions contained in the Confirmation govern this Supplemental Confirmation except as expressly modified below.

2.             For purposes of the Transaction, the following terms shall have the following values or meanings:

Trade Date:	October 27, 2021

Forward Price Adjustment
Amount:	USD [___]

Calculation Period Start Date:	[___]

Calculation Dates:	Each Scheduled Trading Day in the Calculation Period or the Settlement Valuation Period, as the case may be, subject to the limitations set forth in “Valuation Disruption” in the Master Confirmation.

Scheduled Termination Date:	[___]

First Acceleration Date:	[___]

Prepayment Amount:	USD 400,000,000

Prepayment Date:	[___]

Initial Shares:	1,738,564 Shares; provided that if, in connection with the Transaction, Dealer is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Counterparty on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire; provided that if the Initial Shares are reduced as provided in the preceding proviso, then Dealer shall use commercially reasonable efforts to borrow or otherwise acquire an additional number of Shares, at a cost no greater than the Initial Stock Loan Rate, equal to the shortfall in the Initial Shares delivered on the Initial Share Delivery Date and shall deliver such additional Shares as promptly as practicable, and all Shares so delivered shall be considered Initial Shares.

A-1

Initial Share Delivery Date:	[___]

Maximum Number of Shares:	[___]

Ordinary Dividend Amount:	USD 0.00

Scheduled Ex Dividend Dates:	None

Termination Price:	USD [___]

Additional Relevant Day:	The Exchange Business Day immediately following the Calculation Period.

Designated OMR Threshold:	zero (0)

3.             Counterparty represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.

A-2

Schedule A

COUNTERPARTY SETTLEMENT PROVISIONS

1.            The following Counterparty Settlement Provisions shall apply to the extent indicated under the Confirmation:

Settlement Currency:	USD.

Settlement Method Election:	Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Counterparty or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty.

Settlement Method
Election Date:	The earlier of (i) the Scheduled Termination Date and (ii) the second Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Net Share Settlement; provided, if the Forward Cash Settlement Amount is negative, the Default Settlement Method shall be Cash Settlement.

Forward Cash Settlement
Amount:	The Number of Shares to be Delivered multiplied by the Settlement Price.

Settlement Price:	The arithmetic mean (and not the weighted average) of the VWAP Prices for the Calculation Dates in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Confirmation.

Settlement Valuation Period:

A number of Calculation Dates required for Dealer to unwind a commercially reasonable hedge position, beginning on the Calculation Date immediately following the earlier of (i) the Scheduled Termination Date or (ii) the Calculation Date immediately following the Termination Date. Dealer shall notify Counterparty of the last Calculation Date of the Settlement Valuation Period on or prior to the Exchange Business Day immediately following such last Calculation Date.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement
Payment Date:	The date one Settlement Cycle following the last day of the Settlement Valuation Period.

Net Share Settlement
Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.             Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value determined by the Calculation Agent in a commercially reasonable manner (which value shall, in the case of Unregistered Settlement Shares, take into account a customary, commercially reasonable illiquidity discount resulting from the fact that the Unregistered Settlement Shares will not be registered for resale).

3.             Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:

(a)            a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;

(b)           the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;

(c)            as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty and the results of such investigation are satisfactory to Dealer, in its good faith discretion, subject to customary confidentiality undertakings on the part of such party; and

(d)           as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.             If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:

(a)           all Unregistered Settlement Shares shall be delivered to Dealer (or any affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;

(b)           as of or prior to the date of delivery, Dealer and any potential purchaser of any such Shares from Dealer (or any affiliate of Dealer designated by Dealer) identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to customary confidentiality undertakings on the part of such party;

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(c)            as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Dealer (or any affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such Shares by Dealer (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities by issuers of comparable size to Counterparty and in the same industry as Counterparty, in form and substance commercially reasonably satisfactory to Dealer based on the advice of counsel, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all commercially reasonable out of pocket fees and expenses in connection with such resale, including all commercially reasonable fees and expenses of outside counsel for Dealer, and shall contain customary representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and

(d)           in connection with the private placement of such shares by Counterparty to Dealer (or any such affiliate) and the private resale of such shares by Dealer (or any such affiliate), Counterparty shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer

5.             Dealer, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell, in a commercially reasonable manner, all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer in a commercially reasonable manner, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with commercially reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, but without limitation to, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Counterparty on that date such unsold Shares.

6.             If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Calculation Date next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is two (2) Currency Business Days after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Dealer additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the second Clearance System Business Day which is also a Calculation Date following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Calculation Date equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.

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7.             Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares and Makewhole Shares be greater than the Reserved Shares (the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:

A - B

Where A = the number of authorized but unissued shares of the Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B = the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means [___] Shares.

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